SUBSIDIARIES OF THE REGISTRANT


 SUBSIDIARY                             STATE/PROVINCE OF INCORPORATION

 Allparts, Inc.                                   Missouri
 Dayton Parts, Inc.                               Michigan
 Industrial & Automotive Fasteners, Inc.          Michigan
 JPE Canada Inc.                                  Ontario, Canada
 Plastic Trim, Inc.                               Ohio
 SAC Corporation                                  Michigan
 Starboard Industries, Inc.,                      Michigan
   a subsidiary of SAC Corporation